EXHIBIT 99.1

                          ABRAXAS PETROLEUM CORPORATION
                            www.abraxaspetroleum.com
           500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232
                Office: 210.490.4788 Exec/Acctg Fax: 210.490.8816

                                  NEWS RELEASE

  Abraxas Replaces 280% of 2005 Production at a Finding Cost of $2.03 per Mcfe

SAN ANTONIO (Feb. 27, 2006) - Abraxas Petroleum Corporation (AMEX:ABP) today announced total proved oil and natural gas reserves of 104.7 Bcfe as of December 31, 2005, a 12% increase over December 31, 2004. Natural gas reserves account for 82% of the total proved reserves and 48% were classified as proved developed. Abraxas operates over 95% of its proved reserve base.

The Company replaced 280% of production in 2005, predominantly from development drilling, at an all-in finding and development cost of $2.03 per Mcfe. The Company's proved reserve life index exceeds 17 years, when measured against 2005 production.

The present value, using a 10% discount rate, of the future net cash flows before income tax ("PV10") of the Company's proved oil and natural gas reserves is approximately $311.9 million using oil and natural gas prices of $56.92 and $8.84, respectively. Such prices were based on market prices for oil and natural gas on December 31, 2005, as adjusted for the Company's average basis differential.

The  Company  further  engaged  the  independent  reservoir-engineering  firm of
DeGolyer and MacNaughton to evaluate its probable and possible reserve potential, in addition to its proved reserve base. As of December 31, 2005, probable oil and natural gas reserves were estimated at 27.4 Bcfe with a PV10 of $63.4 million and possible oil and natural gas reserves were estimated at 171.5 Bcfe with a PV10 of $161.2 million. All reserve categories combined amount to
303.6 Bcfe and $536.5 million in PV10.

"The fact that we were able to replace 280% of our 2005 production at an attractive finding cost testifies to the quality of our assets and the ability of our technical team. This reserve replacement is truly significant considering 47% of our 2005 capital expenditures were related to the conversion of proved undeveloped or non-producing reserves to proved developed reserves. For the first time in many years, we had our independent engineering firm estimate our probable and possible reserves in order to provide greater transparency for our shareholders and provide support to our large inventory of projects on our existing leasehold," commented Bob Watson, Abraxas' President and CEO.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas' future crude oil and natural gas production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas' control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com